Exhibit 99.1

press release

Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA REPORTS 2003 3RD QUARTER EARNINGS
OF $0.72 PER SHARE
Income From Continuing Operations Increases 79%

       LAS VEGAS, October 22, 2003 - Sierra Health Services, Inc. (NYSE:SIE) reported today that income from continuing operations for the quarter ended September 30, 2003 was $22.2 million or $0.72 per diluted share, compared to income from continuing operations of $12.4 million or $0.39 per diluted share for the quarter ended September 30, 2002, an increase of 79%. Revenues from continuing operations for the third quarter were $389 million compared to $331 million from continuing operations for the same period in 2002, an increase of 18%.

       The company's discontinued operations had a net gain of $30,000 for the quarter ended September 30, 2003 compared to a net gain of $1.7 million for the same period in 2002. Sequentially, the discontinued operations had a net loss of $245,000.

       Sierra's medical care ratio improved 340 basis points to 75.9% from 79.3% for the third quarter of 2002. Sequentially, the medical care ratio improved 40 basis points from 76.3%. Days in claims payable were 49.5 days for the third quarter of 2003, compared to 49.8 days sequentially. The company's general and administrative expense ratio improved 170 basis points to 8.7% from 10.4% in the third quarter of 2002. Sequentially, the expense ratio improved 40 basis points from 9.1%.

       Sierra's balance sheet continued to strengthen in the third quarter of 2003. Total external debt from continuing operations is $116.7 million, with no amounts drawn on the company's line of credit. Cash flows from operations were $49.8 million for the quarter and $97.9 million for the first nine months of 2003, adjusted for the timing of the Center for Medicare and Medicaid Services (CMS) payments. This compares to $46.7 million in cash flows for the third quarter of 2002 and $119.3 million for the first nine months of 2002, also adjusted for the timing of CMS payments. Cash flows are down year over year due largely to the company's extremely favorable tax position in 2002.

       "The core operating segments of this company continue to perform exceptionally well," said Anthony M. Marlon, M.D., chairman, president and chief executive officer of Sierra. "This quarter is indicative of our outlook for the remainder of 2003 and 2004, which is continued growth and profitability, particularly in the Nevada market."

       In the third quarter of 2003, medical premium revenue from continuing operations increased 11% to $243 million from $218 million for the same period in 2002. Same-store commercial membership in Nevada was 199,400, an improvement of 7.3% from the same period in 2002 and 2.7% sequentially. For the first nine months of 2003, same-store commercial membership in Las Vegas has increased 7.0%, consistent with the company's full year 2003 growth estimates of 7-10% for that market. Medicare membership was 50,400, an improvement of 7.0% from the same period in 2002 and 1.6% sequentially. Approximately 96% of the company's Medicare membership are enrolled in the Social HMO program.

       Military contract revenue increased 32% to $132.8 million from $100.4 million for the same period in 2002. This increase is due primarily to change orders and to increased health care premium revenue as a result of the mobilization of reservists within Region 1. Sierra Military Health Services (SMHS) contributed 13% to the company's operating income for the third quarter of 2003. As announced on September 2, the company has filed a protest of the loss of its bid for the TRICARE Next Generation contract for the North Region. Currently, the company expects a decision on the merits of its protest to be rendered by the Comptroller General of the United States General Accounting Office (GAO) by the end of 2003. Should the company not prevail in its protest, it is expected that SMHS will continue full operations until approximately September 2004, followed by a phase out of activities for a period of six months thereafter.

       As reported earlier this year, the company is seeking strategic alternatives for its workers' compensation subsidiary. Currently, the company believes it will make an announcement regarding the disposition of this business within the next several weeks. The workers' compensation insurance operations are classified as discontinued operations.

       According to First Call, analysts had expected the company to post an average $0.72 per diluted share for the third quarter and $2.65 for the year. For 2004, Sierra expects to earn between $3.00 and $3.10 per share. In March of 2003, the company completed an offering of $115 million aggregate principal amount of its 2¼% senior convertible debentures, due 2023. The debentures are convertible to Sierra shares when the price of its common stock is at $21.95 or above for the last twenty of thirty trading days in any quarter. The debentures are convertible to Sierra shares in the quarter following this event. Should the convertible debentures be used in the fully diluted calculation for earnings estimates, the company would expect to earn between $2.54 and $2.62 per share in 2004. While there will be no dilutive effect from the convertible debentures in 2003, the proforma earnings estimates for the company would have been between $2.22 and $2.25 per share.

       Sierra will host a conference call with analysts and investors to discuss 3rd quarter results on Thursday, October 23 at 11am, Eastern. Interested parties in the U.S. may access the call at (888) 425-9978. Interested parties overseas may access the call at (773) 756-4602. The passcode for both dial-in numbers is "earnings."

       Sierra Health Services, Inc., based in Las Vegas, is a diversified health care services company that operates health maintenance organizations, indemnity and workers' compensation insurers, military health programs, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 1.2 million people through health benefit plans for employers, government programs and individuals. For more information, visit the company's website at www.sierrahealth.com.

       Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including TRICARE, Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare and workers' compensation reserves; 6) our failure to prevail on our protest of the TRICARE Next Generation contract; 7) our failure to obtain an extension of the Medicare Social HMO contract; and 8) the amount of actual proceeds realized upon the final disposition of the workers' compensation insurance operation or the inability to dispose of such business. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

SIERRA HEALTH SERVICES, INC., AND SUBSIDIAIRES
Earnings Report
(Unaudited)

                                                              Three Months Ended           Nine Months Ended
                                                                  September 30,              September 30,
                                                            ------------------------   ------------------------
                                                               2003         2002          2003         2002
                                                               ----         ----          ----         ----
                                                                   (In thousands, except per share data)

Medical Premiums ......................................... $   242,875  $   217,995   $   717,097  $   636,047
Military Contract Revenues................................     132,788      100,366       352,632      279,560
Professional Fees.........................................       8,984        7,819        27,403       23,045
Investment and Other Revenues.............................       4,590        4,837        14,580       13,081
                                                            -----------  -----------   -----------  -----------
Total Revenues............................................     389,237      331,017     1,111,712      951,733
                                                            -----------  -----------   -----------  -----------
Medical Expenses..........................................     191,248      178,958       572,009      530,402
    Medical Care Ratio....................................        75.9%        79.3%         76.8%        80.5%
   (Medical Expenses/Premiums and Professional Fees)

Military Contract Expenses................................     128,966       96,629       344,109      268,845
General and Administrative Expenses.......................      33,845       34,405       101,845      100,140
                                                            -----------  -----------   -----------  -----------
Operating Income from Continuing Operations...............      35,178       21,025        93,749       52,346

Interest Expense..........................................      (1,295)      (1,634)       (4,445)      (6,468)
Other Income (Expense), Net...............................         100          243          (243)         137
                                                            -----------  -----------   -----------  -----------
Income from Continuing Operations Before Income Taxes.....      33,983       19,634        89,061       46,015

Provision for Income Taxes................................     (11,806)      (7,240)      (30,946)     (15,936)
                                                            -----------  -----------   -----------  -----------
Income from Continuing Operations.........................      22,177       12,394        58,115       30,079

Income (Loss) from Discontinued Operations................          30        1,669          (621)       1,888
                                                            -----------  -----------   -----------  -----------
Net Income................................................ $    22,207  $    14,063   $    57,494  $    31,967
                                                            ===========  ===========   ===========  ===========
Earnings per Common Share:
Income from Continuing Operations......................... $       .78  $       .42   $      2.05  $      1.05
Income (Loss) from Discontinued Operations................          -           .06          (.02)         .07
                                                            -----------  -----------   -----------  -----------
Net Income................................................ $       .78  $       .48   $      2.03  $      1.12
                                                            ===========  ===========   ===========  ===========
Earnings per Common Share Assuming Dilution:
Income from Continuing Operations......................... $       .72  $       .39   $      1.90  $       .97
Income (Loss) from Discontinued Operations................          -           .05          (.02)         .06
                                                            -----------  -----------   -----------  -----------
Net Income................................................ $       .72  $       .44   $      1.88  $      1.03
                                                            ===========  ===========   ===========  ===========

Weighted Average Common Shares Outstanding................      28,423       29,166        28,265       28,489
Weighted Average Common Shares Outstanding
  Assuming Dilution.......................................      30,897       31,756        30,561       30,994

PERIOD END MEMBERSHIP
                                                                 At September 30,
                                                            ------------------------
                                                               2003         2002
                                                            -----------  -----------
HMO
   Commercial.............................................     199,400      185,800
   Medicare...............................................      50,400       47,100
   Medicaid...............................................      38,800       34,900
Managed Indemnity.........................................      23,700       26,700
Medicare Supplement.......................................      17,900       19,900
Administrative Services...................................     191,800      219,600
TRICARE Eligibles.........................................     704,300      662,300
                                                            -----------  -----------
Total Members.............................................   1,226,300    1,196,300
                                                            ===========  ===========

SIERRA HEALTH SERVICES, INC., AND SUBSIDIAIRES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

                                                            September 30,  December 31,
                                                               2003           2002
                                                            -----------  -----------
CURRENT ASSETS:
     Cash and Investments................................. $   267,015  $   228,230
     Other Current Assets.................................     156,026      127,140
     Assets of Discontinued Operations....................     568,023      565,058
                                                            -----------  -----------
          Total Current Assets............................     991,064      920,428

PROPERTY AND EQUIPMENT, NET...............................      62,398       64,868
OTHER ASSETS..............................................      91,315       80,670
                                                            -----------  -----------
TOTAL ASSETS.............................................. $ 1,144,777  $ 1,065,966
                                                            ===========  ===========
CURRENT LIABILITIES:
     Medical Claims Payable............................... $   102,883  $    98,031
     Military Health Care Payable.........................      77,404       65,223
     Current Portion of Long-Term Debt....................         696          186
     Other Current Liabilities............................     133,521      134,016
     Liabilities of Discontinued Operations...............     480,836      500,720
                                                            -----------  -----------
          Total Current Liabilities.......................     795,340      798,176

LONG-TERM DEBT (Less Current Portion).....................     116,031       60,710
OTHER LIABILITIES.........................................      52,736       50,515
                                                            -----------  -----------
TOTAL LIABILITIES.........................................     964,107      909,401
                                                            -----------  -----------
STOCKHOLDERS' EQUITY:
     Common Stock.........................................         162          155
     Treasury Stock.......................................     (66,525)     (17,148)
     Additional Paid-in Capital...........................     215,446      196,238
     Accumulated Other Comprehensive (Loss) Gain..........      (1,897)         381
     Retained Earnings (Accumulated Deficit)..............      33,484      (23,061)
                                                            -----------  -----------
TOTAL STOCKHOLDERS' EQUITY................................     180,670      156,565
                                                            -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................ $ 1,144,777  $ 1,065,966
                                                            ===========  ===========

SIERRA HEALTH SERVICES, INC., AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

                                                         Nine Months Ended September 30,
                                                            ------------------------
                                                               2003         2002
                                                            -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income............................................. $    57,494  $    31,967
   Adjustments to Reconcile Net Income to Net Cash
      Provided by Operating Activities:
          Loss (Income) from Discontinued Operations......         621       (1,888)
          Depreciation and Amortization...................      11,750       13,949
          Other Adjustments...............................       3,255        2,047
      Unearned Premium Revenue............................     (28,286)     (25,540)
      Changes in Assets and Liabilities...................      23,202       71,921
                                                            -----------  -----------
             Net Cash Provided by Operating
                Activities of Continuing Operations.......      68,036       92,456
                                                            -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures, Net of Dispositions..............     (13,728)      (5,035)
   Change in Investments..................................      43,606      (76,990)
                                                            -----------  -----------
             Net Cash Provided by (Used for) Investing
                Activities of Continuing Operations.......      29,878      (82,025)
                                                            -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on Debt and Capital Leases....................     (59,169)     (40,208)
   Proceeds from Senior Convertible Debentures............     115,000
   Proceeds from Sale-Leaseback...........................                   16,862
   Debt Issue Costs.......................................      (5,834)
   Purchase of Treasury Stock.............................     (52,765)
   Issuance of Stock in Connection with Stock Plans.......      12,639       10,193
                                                            -----------  -----------
           Net Cash Provided by (Used for) Financing
               Activities of Continuing Operations........       9,871      (13,153)
                                                            -----------  -----------
CASH USED FOR DISCONTINUED OPERATIONS.....................     (25,013)     (37,902)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      82,772      (40,624)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........      45,778      107,114
                                                            -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................ $   128,550  $    66,490
                                                            ===========  ===========

Reconciliation of Non-GAAP Financial Measures

In this press release, the Company presented "cash flow from continuing operations adjusted for the timing of the Centers for Medicare and Medicaid Services (CMS) payments". This is a non-GAAP financial measure. The Company received eight monthly payments from CMS in the first nine months of 2003 and 2002 as the January CMS payments were received at the end of December. The Company believes that reflecting nine monthly CMS payments provides a more useful measure of cash provided by operations during the nine month period. The following is a reconciliation to the most directly comparable GAAP financial measure:

                                                        Nine Months Ended September 30,
                                                            ------------------------
                                                               2003         2002
                                                            -----------  -----------

GAAP Net Cash Provided by Operating Activities
  of Continuing Operations................................ $    68,036  $    92,456
Add:  January CMS payment received in December............      29,883       26,848
                                                            -----------  -----------
Cash flow from continuing operations adjusted for
  the timing of payments from CMS......................... $    97,919  $   119,304
                                                            ===========  ===========